Delaware Group Income Funds N SAR
(Semiannual Report)

Exhibit List

Sub Item 77Q3 Any information called
for by instructions to sub item 77Q3.


On November 19, 2008, the Board of
Trustees responsible for Delaware Group
Income Funds approved a proposal to
reorganize Delaware Delchester Fund with and into Delaware High Yield Opportunities
Fund, a series of Delaware Group Income
Funds, subject to shareholder approval. The
Board of Trustees responsible for Delaware
HighYield Opportunities Fund also
approved the reorganization. This
information is incorporated herein by
reference to the Supplement dated
November 28, 2008 to the Registrants
prospectuses for Delaware Delchester Fund dated November 28, 2007 as filed with the Securities and Exchange Commission on
November 28, 2008 (SEC Accession No.
0000201670 08 000010).

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